EIS International, Inc. and Subsidiaries               Exhibit 11

          Statement Re Computation of Earnings (Loss) Per Share
             (in thousands, except for per share amounts)

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

                                                                              Year Ended December 31,
                                                               ------------------------------------------------
                                                                       1994             1995              1996
                                                               ------------------------------------------------
Net income (loss):

Income (loss) from continuing operations                        $     7,602           $11,357         $(33,028)

Net loss from discontinued operations                                  (544)           (2,137)          (5,528)
                                                               ------------------------------------------------

     Net income (loss)                                          $     7,058           $ 9,220         $(38,556)
                                                               ------------------------------------------------

Net earnings (loss) per share:

Weighted average common and common equivalent shares:

     Common shares outstanding                                    8,240,532         9,707,032       10,681,217

     Dilutive effect of stock options and warrants,
     primary computation                                            629,147           754,763                0(a)
                                                               ------------------------------------------------

Weighted average common and common
equivalent shares utilized in the primary
earnings (loss) per share computation                             8,869,679        10,461,795       10,681,217
                                                               ------------------------------------------------

     Additional dilutive effect of stock options and
     warrants, fully diluted computation                            255,509                 0               --
                                                               ------------------------------------------------

Weighted average common and common
equivalent shares utilized in the fully
diluted earnings (loss) per share computation                     9,125,188        10,461,795               --
                                                               ------------------------------------------------

Primary earnings (loss) per share:
     Continuing operations                                            $0.86             $1.09           $(3.09)
     Discontinued operations                                          $(.06)            $(.21)          $(0.52)
     Primary earnings (loss) per share                                $0.80             $0.88           $(3.61)

Fully diluted earnings (loss) per share:
     Continuing operations                                            $0.83             $1.09              $--
     Discontinued operations                                          $(.06)            $(.21)             $--
     Fully diluted earnings (loss) per share                          $0.77             $0.88              $--


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(a) For 1996, Common Stock equivalents and other dilutive securities were not included as they were antidilutive on loss per share.